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                                                                  EXHIBIT 99.01

                   EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

                   SUPPLEMENTAL BUSINESS SEGMENT INFORMATION
                             1999 CHANGE FROM 1998

                                              SECOND QUARTER                 FIRST SIX MONTHS
                                                % CHANGE                         % CHANGE
                                           SALES    OPERATING              SALES    OPERATING
                                          REVENUE   EARNINGS (1)          REVENUE   EARNINGS (1)
                                          -------   ------------          -------   ------------


================================================================================================

SPECIALTY & PERFORMANCE
      SEGMENT                                (2)%       (17)%                (5)%       (19)%

================================================================================================

Products primarily included:
      Specialty plastics                     (4)%        --                  (5)%        --
      Performance chemicals                   5%         --                  (2)%        --
      Fine chemicals                        (10)%        --                 (13)%        --
      Fibers                                (18)%        --                 (13)%        --
      Coatings, inks & resins                17%          -                   7%          -


================================================================================================

CORE PLASTICS SEGMENT                        (6)%        Nm                 (11)%        Nm

================================================================================================

Products primarily included:
      Container plastics                     (6)%        --                 (11)%        --
      Flexible plastics                      (4)%        ++                 (10)%        --

================================================================================================

CHEMICAL INTERMEDIATES
      SEGMENT                                (6)%       (51)%               (10)%       (44)%

================================================================================================

Products primarily included:
      Industrial intermediates               (6)%        --                 (10)%        --


================================================================================================

TOTAL EASTMAN                                (4)%       (41)%                (7)%       (44)%

================================================================================================


 (1)      0  =   Change of approximately 0 - 2% (+ or -)
          +  =   Increase of approximately 2 - 10%
         ++  =   Increase of greater than 10%
          -  =   Decrease of approximately 2 - 10%
         --  =   Decrease of greater than 10%
         Sm  =   Negligible change in dollar amount
         Nm  =   Not meaningful


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